EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST to Add Electronic Circuit and Electric Vehicle Battery Testing
Capabilities with Planned Acquisition of Acculogic Inc.

Addition of high-end flying probe technology systems and instruments would provide robotics-based test solutions for automotive, life science and defense markets

MT. LAUREL, NJ – December 9, 2021 – inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for the automotive, defense/aerospace, industrial, life science, semiconductor and telecommunications markets, announced today that it has entered into a definitive agreement to acquire Acculogic Inc. (“Acculogic”) and its affiliates, a global manufacturer of robotics-based electronic production test equipment and application support services, for approximately USD$9 million. The purchase price is expected to be funded with borrowings under the Company’s existing delayed draw term credit facility. The transaction is expected to close within the next 30 days, subject to the satisfaction of customary closing conditions.

“Acculogic is a natural fit for inTEST and aligns with our 5-Point Growth Strategy. This acquisition will add electronics test capabilities with new technologies and services as well as broaden our customer base, further our end market diversification and expand our international footprint,” commented Nick Grant, inTEST President & CEO. “Acculogic provides differentiated flying probe know-how and solutions to the circuit test markets. Of note, it has gained an early position in electric vehicle battery testing applications, which would expand inTEST’s portfolio of solutions for electric vehicle OEMs. With the planned acquisition of Acculogic, we are creating an electronic test platform that goes beyond the semiconductor market with deeper penetration in defense, aerospace and life science markets.”

He added, “Our goal is to grow the business at a greater rate than the market by expanding its global reach and enhancing its product portfolio.”

With the acquisition, inTEST will be adding approximately USD$9 million in annual revenue. The Company expects incremental acquisition-related expenses to be approximately $0.05 per diluted share of which approximately $0.02 are expected in the fourth quarter of 2021 regardless of the timing of closing. In addition, the Company intends to invest in growth in the first half of 2022 as Acculogic operations are integrated. In 2022, net of transaction costs and anticipated investments, Acculogic is expected to be approximately $0.02 accretive to diluted earnings per share.

Founded in 1992 and headquartered in Markham, Ontario, Canada, Acculogic designs and manufactures a broad range of systems and instruments for testing electronic devices, circuit boards and systems used to validate designs, ensure the integrity of prototypes, improve production processes and yields, and deliver defect-free final products. Acculogic also has engineering and sales support facilities in Maple Grove, MN, Lake Forest, CA, and Hamburg, Germany. Acculogic has approximately 50 employees and generates approximately 75% of its revenue in the defense/aerospace, automotive and life science markets.

Acculogic's test products include the Flying Scorpion, the world’s first patented double sided Flying Probe with 3-D joy-stick-like probe motion and 22 interchangeable probe modules, an extensive line of in-circuit test systems, a suite of boundary scan test and programming tools, and application specific functional test systems. According to a leading market research firm, the flying probe and integrated circuit test market in which Acculogic competes is estimated to be about $200 million with a mid-single digit compounded annual growth rate.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, industrial, life science, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach and market expansion. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates, “targets”, “estimates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as our ability to close our acquisition of Acculogic; our ability to realize the potential benefits of the Acculogic acquisition and to successfully integrate its operations; our ability to grow our presence in the life science, industrial and international markets; the success of our strategy to diversify our business by entering markets outside the Semi Market; the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer, Treasurer and Secretary	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

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